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                                                                    Exhibit 99.1


                              [claimsnet.com logo]


For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com

FOR IMMEDIATE RELEASE:

             Claimsnet.com Receives $462 Thousand Equity Investment, Remaining Commitment of $2.608 Million Due by March 31, 2002

DALLAS - December 31, 2001 - Claimsnet.com inc. (NASDAQ: CLAI; BSE: CLA), a leading provider of Internet-based business-to-business solutions for the healthcare industry, today announced that it has received $462,000 of the $3,070,000 funding commitment announced on November 7, 2001. The remaining commitment of $2,608,000 remains in full force and effect and is expected to be received by March 31, 2002.

As announced on November 7, 2001, the Company originally expected to receive $1,470,000 of the funding by December 31, 2001 and the remainder by March 31, 2002.

"Despite the unanticipated delay with this first round of funding, we are very pleased with the continuing commitment from these Swiss professional investors," commented Bo W. Lycke, chairman and chief executive officer of Claimsnet.com.

Claimsnet.com inc. is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced ASP technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. Claimsnet.com trades on the NASDAQ Smallcap under the symbol "CLAI" and on the Boston Stock Exchange under the symbol "CLA". More information on Claimsnet.com can be found at the Company's newly redesigned web site www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to changes in the financial markets or stock listing status, new industry trends, actions of the Company's partners and competitors, regulatory matters, and continued use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

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